SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[   ]   Preliminary Information Statement

[   ]   Confidential,  for Use of the  Commission  Only (as  permitted by Rule
        14c-5(d)(2))

[ X ]   Definitive Information Statement


                     Meadowbrook Rehabilitation Group, Inc.
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[   ]      No fee required.

[ X ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

           1)    Title of each class of securities to which transaction applies:

                 Not Applicable

           2)    Aggregate number of securities to which transaction applies:

                  Not Applicable

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 The filing fee is based on the maximum purchase price of $1,500,000.

           4)    Proposed maximum aggregate value of transaction:

                 $1,500,000

           5)    Total fee paid:

                 $300

[ X ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)       Amount Previously Paid:
           -----------------------------------------------------

           2)       Form, Schedule or Registration Statement No.:
           -----------------------------------------------------

           3)       Filing Party:
           -----------------------------------------------------

           4)       Date Filed:
           -----------------------------------------------------

                                  MEADOWBROOK
                           REHABILITATION GROUP, INC.

                               2200 Powell Street
                                    Suite 800
                          Emeryville, California 94608
                              --------------------

                              INFORMATION STATEMENT
                                       AND
                           NOTICE OF CORPORATE ACTION
                                WITHOUT A MEETING
                              --------------------



     This Information Statement and Notice of Corporate Action Without a Meeting is being sent on or about June 30, 1997 to stockholders of record of Meadowbrook Rehabilitation Group, Inc. (the "Company") on June 18, 1997 to advise them that the Company's majority stockholder has approved by written consent the sale (the "Sale Transaction") of the business and assets of its subsidiary, Meadowbrook Neurocare-Kansas City, Inc. (the "Subsidiary"), to NewCare Health Corporation pursuant to an Asset Purchase Agreement, dated as of June 18, 1997 (the "Purchase Agreement"). The Sale Transaction had previously been approved by the Company's Board of Directors.


     The sale of the business and assets of the Company's Subsidiary may constitute a sale of "substantially all" of the Company's assets which is subject to the approval of a majority of the total voting power of the Company under the General Corporation Law of the State of Delaware. Such approval was obtained by virtue of a written consent executed on June 18, 1997 by Harvey Wm. Glasser, M.D., the holder of approximately 87% of the Company's total voting power, and accordingly the Company will not seek the approval or consent of other stockholders with respect to the Sale Transaction.

 We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a Proxy.


BACKGROUND OF THE SALE TRANSACTION

     The action of the Company's Board of Directors to approve the Sale Transaction was based on the Board's ongoing analysis of the Company's strategic alternatives and the operations and properties of Meadowbrook Hospital of Kansas, the sole assets of the Subsidiary (the "Hospital"). The Hospital, located in Gardner, Kansas, is licensed as a specialty hospital. At the Hospital, the Subsidiary provides acute rehabilitation services (63 available beds) and subacute rehabilitation services (21 available beds). The Hospital is leased from Dr. Glasser under a lease expiring on July 1, 2001, subject to renewal options. The monthly lease rate is $30,500, plus 2.5% of net revenue in excess of $300,000.

     In reaching its decision to enter into the Sale Transaction, the Company's Board of Directors gave significant consideration to a number of factors, including, among others, the following:

o The Subsidiary's net operating revenues have fallen substantially, from approximately $6.9 million in fiscal 1994 to approximately $3.7 million for the first nine months of fiscal 1997 (approximately $5.0 million annualized). The decrease in net operating revenues has primarily resulted from a significant reduction in revenue per patient day, which were in excess of $580 in fiscal 1995, and approximately $505 in the most recent nine months. The Company believes that the decrease in revenue per patient day reflects a change in service mix (with more subacute rather than acute patients), the effects of increased managed care penetration in the market and reduced Medicare reimbursement.

o While net revenues have fallen, the Subsidiary has been unable to reduce its expenses commensurately as a result of rising labor costs. The Hospital has suffered a net operating loss of approximately $218,000 in the nine months ended March 31, 1997, and is projecting a net loss of almost $300,000 for the fiscal year ending June 30, 1997.

     In the past nine months, the Company has sold its postacute rehabilitation operations in Illinois, its outpatient rehabilitation clinics in Alaska and, most recently, its subacute, postacute and neurobehavioral rehabilitation operations and related assets in Georgia. The Board of Directors is continuing to evaluate possible opportunities to sell the Company's outpatient rehabilitation clinics in Florida and Colorado. The Company also owns a home health agency operating in Colorado and Kansas.

     The Board of Directors has not made any determination concerning the application of the proceeds from the Sale Transaction. Dr. Glasser has indicated his view that the Company should consider the acquisition, by purchase or merger, of non-healthcare businesses and the Company is in the process of evaluating certain potential opportunities, although no decisions have been made in this regard.

THE PURCHASE AGREEMENT

     The Purchase Agreement provides for the sale to NewCare Health Corporation (the "Purchaser") of the business and assets of its Subsidiary for $1.5 million in cash, less an amount equal to the aggregate dollar amount of accrued vacation pay of the Subsidiary's employees and one-half of the aggregate dollar amount of their accrued sick leave as of the closing, the total of which is estimated to be approximately $90,000. The Purchase Agreement contemplates that the Subsidiary will not assign the Subsidiary's accounts receivable and that the Purchaser will not assume the Subsidiary's accounts payable and accrued liabilities as of the closing date. The excess of accounts receivable over accounts payable and accrued liabilities at closing is expected to be in the range of $1.2 million, although the actual amount may vary and the net proceeds ultimately received by the Subsidiary will depend on the Subsidiary's success in collecting such accounts receivable. The closing is expected to occur in late July, 1997.

     The Purchase Agreement contains various representations and warranties, certain of which are qualified as to materiality. The Subsidiary represents and warrants to the Purchaser with respect to the following matters, among others:
(i) the organization and good standing of the Subsidiary; (ii) the authority of the Subsidiary and the absence of conflicts with laws or other agreements; (iii) the financial statements of the Subsidiary; (iv) taxes; (v) employee benefit plans; (vi) the Subsidiary's compliance with laws (including requirements for participation in the Medicare program and the absence of any violation of the Medicare fraud regulations) and possession of necessary licenses; (vii) the absence of certain adverse changes during the Subsidiary's current fiscal year;
(viii) the Subsidiary's contracts; and (ix) insurance coverage. The Purchaser represents and warrants with respect to authority, the absence of legal or contractual conflicts, and the absence of certain litigation, and acknowledges that the assets are being sold on an "As Is, Where Is" basis. The representations and warranties in the Purchase Agreement survive for 18 months after the closing and each party to the Purchase Agreement agrees to indemnify the other for breach of representations and warranties if the damages therefrom exceed $25,000.

     Each party's obligation to close under the Purchase Agreement is subject to fulfillment or waiver of standard closing conditions, including the accuracy of representations and warranties, compliance with covenants, absence of litigation and, in the case of Purchaser, the concurrent closing of the Purchaser's acquisition of the real property leased by the Subsidiary from Dr. Glasser, the Company's majority stockholder. See "Interests of the Majority Stockholder in the Sale Transaction" below.

     The Purchase Agreement may be terminated prior to closing by either party in the event of the other party's material breach or if the closing has not occurred on or before July 31, 1997.

     To the Company's knowledge, there are no current or past relationships between the Company or its affiliates and the Purchaser or its affiliates, other than in connection with the Real Estate Transaction (as defined below).

     The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by the full text thereof, a copy of which will be filed by the Company with the Securities and Exchange Commission.

INTERESTS OF THE MAJORITY STOCKHOLDER IN THE SALE TRANSACTION

     Concurrently with the execution of the Purchase Agreement by the parties thereto, the Purchaser and Dr. Glasser entered into an Agreement of Sale, dated as of June 18, 1997 (the "Real Estate Purchase Agreement"), with respect to the sale to the Purchaser (the "Real Estate Transaction") of the real property, including the Hospital, that currently is leased by the Subsidiary from Dr. Glasser. Pursuant to the Real Estate Purchase Agreement, the Purchaser will pay Dr. Glasser $3.5 million for such real property and the closing of such sale shall occur simultaneously with the closing under the Purchase Agreement.

     As a result of the relationship between the Sale Transaction and the Real Estate Transaction, the approval of the Sale Transaction by the Board of Directors of the Company was made subject to a determination by a special committee of the Board consisting of the Company's two non-employee directors, Robert Rush and John P. McCracken (the "Committee"), that the consideration to be received by the Subsidiary in the Sale Transaction is fair to the Company. The Committee proceeded to consider the fair value of the Subsidiary. Among other things, the Committee analyzed the Subsidiary's historical financial results relative to the operating performance of certain publicly traded companies with operations similar to, although much larger than, the Subsidiary's operations. The Committee considered the results of previous attempts to obtain bids for the Subsidiary. The Committee also considered financial forecasts prepared by management in connection with the Company's budgeting process and management's views with respect to the current outlook for the Subsidiary's operations. The Committee also obtained an appraisal of the real property from Valuation Counselors, a real estate valuation firm, which supported the price to be paid to Dr. Glasser in the Real Estate Transaction.

     The Committee met on May 30, 1997 to consider the Sale Transaction and, after deliberation, unanimously determined that the consideration to be received by the Subsidiary in the Sale Transaction is fair to the Company.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The  following   tables  set  forth  the  unaudited  Pro  Forma   Condensed
Consolidated Balance Sheet of the Company as of March 31, 1997, and the unaudited Pro Forma Condensed Consolidated Statements of Income of the Company for the twelve months ended June 30, 1996 and the nine months ended March 31, 1997. The Pro Forma Condensed Consolidated Statements of Income include adjustments related to the sale of Meadowbrook Rehabilitation Group of Georgia, Inc., which was consummated on March 31, 1997, while the unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997 reflects such sale. The unaudited Pro Forma Condensed Consolidated Balance Sheet, shown below, was prepared assuming that the Company's disposition of the Subsidiary took place on March 31, 1997. The unaudited Pro Forma Condensed Consolidated Statements of Income for the twelve months ended June 30, 1996 and the nine months ended March 31, 1997 were prepared assuming that the disposition of the Subsidiary and the disposition of Meadowbrook Rehabilitation Group of Georgia, Inc. took place as of the beginning of each respective period.

     The unaudited Pro Forma Condensed Consolidated financial information furnished herein reflects all adjustments for the twelve months ended June 30, 1996 and the nine months ended March 31, 1997, respectively, consisting only of normal recurring adjustments which, in the opinion of management, are necessary to fairly state the Company's financial position and the results of its operations for the periods presented.

     The unaudited pro forma financial information does not purport to present the consolidated financial position and consolidated results of operations of the Company had the Company's disposition of the assets and business of the Subsidiary and the disposition of Meadowbrook Rehabilitation Group of Georgia, Inc. actually occurred on the dates indicated; nor does it purport to be indicative of results that will be attained in the future.

     The pro forma financial information should be read in conjunction with the Company's historical Consolidated Financial Statements and Notes thereto contained in the Company's Form 10-K for the fiscal year ended June 30, 1996 and the Company's Form 8-K dated March 31, 1997 with respect to the Company's sale of Meadowbrook Rehabilitation Group of Georgia, Inc.



                                           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                             As of March 31, 1997
                                                     --------------------------------------------------------------------------
                                                                        Kansas Pro Forma Adjustments
                                                                     ---------------------------------
                                                          Actual              Debit           Credit    Ref          Pro Forma
                                                     --------------------------------------------------------------------------
CURRENT ASSETS
      Cash and cash equivalents                           $  3,639,993       1,500,000                   (A)       $  5,139,993
      Net patient accounts receivable                        5,122,109                                                5,122,109
      Due from intermediaries                                    9,630                                                    9,630
      Prepaid expenses and other assets                      1,198,336                          2,410    (A)          1,195,926
                                                          ------------                                             ------------

Total current assets                                         9,970,068                                               11,467,658
                                                          ------------                                             ------------
PROPERTY AND EQUIPMENT, (net)                                1,188,669                        208,148    (A)            980,521
GOODWILL AND INTANGIBLE ASSETS                               1,820,472                                                1,820,472
                                                          ------------                                             ------------
      TOTAL ASSETS                                        $ 12,979,209                                             $ 14,268,651
                                                          ============                                             ============
CURRENT LIABILITIES                                          3,550,872                        146,000    (A)          3,696,872
LONG-TERM LIABILITIES                                          380,956                                                  380,956
                                                          ------------                                             ------------
      Total Liabilities                                      3,931,828                                                4,077,828
                                                          ------------                                             ------------

MINORITY INTEREST                                                    0                                                        0
STOCKHOLDERS' EQUITY

      Common stock                                              19,302                                                   19,302
      Paid-in capital                                       17,908,122                                               17,908,122
      Retained deficit                                      (8,880,043)                     1,143,442    (A)        (7,736,601)
                                                           ------------                                            ------------
          Total stockholders' equity                         9,047,381                                               10,190,823
                                                          ------------    ------------   ------------              ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
                                                          $ 12,979,209    $  1,500,000   $  1,500,000              $ 14,268,651
                                                          ============    ============   ============              ============

Footnotes on page 6.


                                                  PRO FORMA CONDENSED CONSOLIDATED
                                                        STATEMENTS OF INCOME

                                                                     Year Ended June 30, 1996
                                     ------------------------------------------------------------------------------------------

                                                        Georgia Pro Forma                Kansas Pro Forma
                                                          Adjustments                      Adjustments
                                                 ------------------------------     -------------------------
                                        Actual        Debit          Credit   Ref      Debit        Credit  Ref    Pro Forma
                                     ------------------------------------------------------------------------------------------
 OPERATING REVENUES:
    Net patient revenues              $23,622,560   $6,068,071        $184,000(E,F)  $6,331,254             (B)    $11,407,235
                                     -------------                                                               --------------
        Net operating revenues         23,622,560                                                                   11,407,235
                                     -------------                                                               --------------
 OPERATING EXPENSES:
    Salaries and employee benefits     15,189,173                    4,204,456(C,E)                3,387,295(B,C)    7,597,422
    Other operating expenses            9,108,509                    1,847,827(C,E)                2,255,209(B,C)    5,005,473
                                     -------------                                                               --------------
        Total operating expenses       24,297,682                                                                   12,602,895
                                     -------------                                                               --------------
        Loss from operations            (675,122)                                                                  (1,195,660)
                                     -------------                                                               --------------
 OTHER (INCOME) EXPENSE:
    Gain on sale of assets                     0                                                                            0
    Interest income                     (113,834)                       65,000(D)                     75,000(D)      (253,834)
                                     -------------                                                               --------------
        Net other income                (113,834)                                                                    (253,834)
                                     -------------                                                               --------------
        Loss before income taxes        (561,288)                                                                    (941,826)
 INCOME TAX PROVISION (BENEFIT)                0                                                                            0
                                     -------------                                                               --------------
        NET LOSS BEFORE MINORITY
        INTEREST                        (561,288)                                                                    (941,826)
                                     -------------                                                               --------------
 MINORITY INTEREST                        29,016                                                                       29,016
                                     ------------- ------------    ------------     ------------  -----------    --------------
        NET LOSS                       $(590,304)   $6,068,071      $6,301,283       $6,331,254   $5,717,504        $(970,842)
                                     ============= ============    ============     ============  ===========    ==============
 NET LOSS PER SHARE (primary and
 fully diluted)                           ($0.31)                                                                      ($0.50)
                                     =============                                                               ==============
 WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING
                                        1,930,244                                                                    1,930,244
                                     =============                                                               ==============

Footnotes on page 6.



                                                  PRO FORMA CONDENSED CONSOLIDATED
                                                        STATEMENTS OF INCOME

                                                                 Nine Months Ended March 31, 1997
                                        -----------------------------------------------------------------------------------
                                                         Georgia Pro Forma            Kansas Pro Forma
                                                            Adjustments                 Adjustments
                                                      ------------------------    -------------------------
                                           Actual       Debit        Credit  Ref     Debit       Credit   Ref   Pro Forma
                                        -----------------------------------------------------------------------------------
 OPERATING REVENUES:
    Net patient revenues                 $17,013,035  $4,856,216     $138,000(E,F) $3,738,745             (B)   $8,556,074
                                        -------------                                                          ------------
      Net operating revenues              17,013,035                                                             8,556,074
                                        -------------                                                          ------------
 OPERATING EXPENSES:
    Salaries and employee benefits        11,926,130                3,371,655(C,E)               2,552,610(B,C)  6,001,865
    Other operating expenses               6,668,417                1,291,786(C,E)               1,577,938(B,C)  3,798,693
                                        -------------                                                          ------------
      Total operating expenses            18,594,547                                                             9,800,558
                                        -------------                                                          ------------
      Loss from operations               (1,581,512)                                                           (1,244,484)
                                        -------------                                                          ------------
 OTHER (INCOME) EXPENSE:
    Gain on sale of assets                 (530,942)                                                             (530,942)
    Interest income                         (38,184)                   48,750(D)                    56,250(D)    (143,184)
                                        -------------                                                          ------------
      Net other income                     (569,126)                                                             (674,126)
                                        -------------                                                          ------------
      Loss before income taxes           (1,012,386)                                                             (570,358)
                                                                                                               ------------
 INCOME TAX PROVISION (BENEFIT)                   0                                                                     0
                                        -------------                                                          ------------
      NET LOSS BEFORE MINORITY
      INTEREST                           (1,012,386)                                                             (570,358)
                                        -------------                                                          ------------
 MINORITY INTEREST                           26,660                                                                26,660
                                        ------------- -----------  -----------    ------------ ------------    ------------
      NET LOSS                          $(1,039,046)  $4,856,216   $4,850,191      $3,738,745   $4,186,798      $(597,018)
                                        ============= ===========  ===========    ============ ============    ============
 NET LOSS PER SHARE (primary and
 fully diluted)                              ($0.54)                                                               ($0.31)
                                        =============                                                          ============
 WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING
                                           1,930,349                                                             1,930,349
                                        =============                                                          ============

--------------------------------------------------------------------------------

(A) To record the sale of the business and assets of Meadowbrook Neurocare-Kansas City, Inc.

(B) Elimination of all operating revenue and expenses for Meadowbrook Neurocare-Kansas City, Inc.

(C) Estimated reduction of corporate office salaries and wages and operating expenses.

(D)       Estimated increase in interest income due to higher cash balances.

(E) Elimination of all operating revenue and expenses for Meadowbrook Rehabilitation Group of Georgia, Inc.

(F) Estimated increase in revenue due to increased Medicare reimbursement based on higher overall Medicare utilization.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of June 25, 1997, by (i) each of the Company's directors and executive officers,
(ii) all executive officers and directors of the Company as a group, and (iii) each person known to the Company who beneficially owns more than 5% of the outstanding shares of either class of the Company's Common Stock.

                                           Class A Common Stock          Class B Common Stock
                                       ----------------------------    ---------------------------
                                                                                                    Percentage Beneficially
                                                                                                      Owned of Total Votes
                                        Number of                       Number of                    Entitled to be Cast by
                                        Shares of                         Shares                    Holders of Common Stock
   Directors, Executive Officers       Beneficially   Percentage of    Beneficially    Percentage      Voting as a Single
        and 5% Stockholders              Owned (1)       Class(2)       Owned (1)       of Class           Class (2)
   ---------------------------------- --------------- --------------- --------------- ------------- -------------------------

   Harvey Wm. Glasser, M.D. (3)...      26,261(4)         2.2%           773,000           100.0%                86.7%

   Robert Rush....................      10,000(5)          .8%                --              --                  0.1%

   John P. McCracken..............            --            --                --              --                   --

   James F. Murphy................      30,417(5)         2.5%                --              --                  0.3%

   Anita Macke....................      41,667(6)         3.4%                --              --                  0.5%

   Heartland Advisors, Inc. (7)...     542,626           44.6%                --              --                  6.1%

   All executive officers and
   directors as a group (five
   persons).......................     108,345(8)         8.9%           773,000           100.0%                87.6%


(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Percentages are calculated with respect to a holder of stock options exercisable on or prior to September 1, 1997 as if such holder had exercised such options. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not included in the percentage calculation with respect to any other stockholder.

(3)       Dr. Glasser's address is 2200 Powell Street, Suite 800, Emeryville, CA
          94608.

(4) Excludes 19,635 shares held in irrevocable trusts for the benefit of Dr. Glasser's adult children. Dr. Glasser does not act as a trustee of any of the trusts. Dr. Glasser disclaims beneficial ownership of such shares.

(5) All shares subject to stock options exercisable on or before September 1, 1997.

(6) Includes 19,167 shares subject to stock options exercisable on or before September 1, 1997.

(7) Information based on Schedule 13G dated February 12, 1997. Heartland Advisors' address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(8) Excludes shares excluded in note (4) above and includes shares included in notes (5) and (6) above.


                                   By Order of the Board of Directors

                                   /s/ Harvey Wm. Glasser, M.D.

                                   President and Chief Executive Officer

Dated:  June 30, 1997.